Rule 424(b)(2)
                                                    Registration No. 333-60474


PRICING SUPPLEMENT NO. 122/A dated April 15, 2004
to Prospectus Supplement dated June 14, 2001
and Prospectus dated June 14, 2001

LEHMAN BROTHERS HOLDINGS INC.
Medium-Term Notes, Series G
Due Nine Months or More From the Date of Issue

CUSIP No.:                      52517PWE7

ISIN:                           US52517PWE77

Specified Currency:             US Dollars

Principal Amount:               US$20,000,000.00

                                Total                  Per Note
Issue Price:                    US$20,000,000.00       100%
Agent's Commission:             US$         0.00         0%
Proceeds to Lehman
   Brothers Holdings:           US$20,000,000.00       100%

The Notes will be issued in an aggregate principal amount of $20,000,000 and will form a single tranche with the $25,000,000 aggregate principal amount of Medium-Term Notes, Series G, due April 16, 2019, that Lehman Brothers Holdings will issue on April 16, 2004, as described in Pricing Supplement No. 122 dated March 18, 2004. The Notes will have the same CUSIP number as the other notes of this tranche and will settle on the same date as, and trade interchangeably with, the other notes of this tranche. The issuance of the Notes will increase the aggregate principal amount of the outstanding notes of this tranche to $45,000,000.

Agent:                          Lehman Brothers Inc.

Agent's Capacity:               [  ] As agent         [X ] As principal


[ ] The Notes are being offered at varying prices relating to prevailing market prices at the time of sale.

[X ] The Notes are being offered at a fixed initial public offering price equal to the Issue Price.

Original Issue Date:            April 16, 2004

Stated Maturity Date:           April 16, 2019

Amortizing Note:                [  ]  Yes     [X ]  No

Amortization Schedule:          Not applicable


[X ]  Fixed Rate Note

[  ]  Floating Rate Note        [  ]  CD Rate
                  [  ]  Commercial Paper Rate
                  [  ]  Federal Funds Rate
                  [  ]  LIBOR Telerate
                  [  ]  LIBOR Reuters
                  [  ]  Treasury Rate:    Constant Maturity [  ] Yes   [  ] No
                  [  ]  Prime Rate
                  [  ]  J.J. Kenny Rate
                  [  ]  Eleventh District Cost of Funds Rate
                  [  ]  Other:  __________________________

Interest Rate per Annum:        From the Original Issue Date through April 15,
                                2009, 4.00%.  From April 16, 2009 through April
                                15, 2014, 7.00%.  From April 16, 2014 through
                                the Stated Maturity Date, 10.00%.

Interest Payment Dates:         Each October 16 and April 16, commencing on
                                October 16, 2004.

New York Business Day:          Any day that is not a Saturday or Sunday and
                                that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed.

"Accrue to Pay":                [  ]  Yes     [X ]  No

Optional Redemption:            The Notes may be redeemed at the option of
                                Lehman Brothers Holdings in whole or in part, from time to time on the 16th of any October or April, commencing on October 16, 2004 at a price equal to 100% of the principal amount being redeemed plus accrued interest. Notice of redemption will be given not less than five
                                New York Business Days prior to the redemption date.

Optional Repayment:             Not applicable

Extension of Maturity:          Not applicable

Form of Note:                   [X ]  Book-entry only (global)
                                [  ]  Certificated

Depository:                     The Depository Trust Company

Authorized Denominations:       $1,000 or any larger whole multiple

Issuer Rating:                  Long-term senior unsecured debt of Lehman
                                Brothers Holdings is currently rated A by Standard & Poors, A1 by Moodys Investors
                                Service and A+ by Fitch IBCA.

Other Terms:                    Not applicable


CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

A summary of certain United States federal income tax consequences that will apply to holders of debt securities is set forth under "United States Federal Income Tax Consequences-Debt Securities" in the Prospectus. Holders should note that the backup withholding tax rate of 31% referenced in the Prospectus under "United States Federal Income Tax Consequences-Debt Securities-Information Reporting and Backup Withholding-United States Holders" has been reduced to 28% for payments made through 2010, after which time the rate will revert back to 31% absent Congressional action.

In addition, the sections below replace the summaries set forth in the Prospectus under "United States Federal Income Tax Consequences-Debt Securities-Consequences to Non-United States Holders-United States Federal Estate Tax" and "United States Federal Income Tax Consequences-Debt Securities-Information Reporting and Backup Withholding-Non-United States Holders."


Consequences to Non-United States Holders

United States Federal Estate Tax

Your estate will not be subject to United States federal estate tax on debt securities beneficially owned by you at the time of your death provided that:

* any payment to you on the debt securities would be eligible for exemption from the 30% United States federal withholding tax under the rules described in the bullet points under "United States Federal Income Tax Consequences-Debt Securities-Consequences to Non-United States Holders-United States Federal Withholding Tax," without regard to the certification requirements of the fourth bullet point; and
* interest on those debt securities would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.


Information Reporting and Backup Withholding

Non-United States Holders

If you are a non-United States holder of debt securities, Lehman Brothers Holdings must report annually to the IRS and to you the amount of payments Lehman Brothers Holdings makes to you and the tax withheld with respect to such payments, regardless of whether withholding was required. Copies of the information returns reporting such payments and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. You will not be subject to backup withholding regarding payments Lehman Brothers Holdings makes to you provided that Lehman Brothers Holdings does not have actual knowledge or reason to know that you are a United States person and Lehman Brothers Holdings has received from you the statement described above in the fourth bullet point under "United States Federal Income Tax Consequences-Debt Securities-Consequences to Non-United States Holders-United States Federal Withholding Tax."

In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding regarding the proceeds of the sale of a debt security made within the United States or conducted through United States-related intermediaries, unless the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.


UNDERWRITING

Lehman Brothers Holdings has agreed to sell to Lehman Brothers Inc. (the "Agent"), and the Agent has agreed to purchase, the principal amount of the Notes. The Agent is committed to take and pay for all of the Notes, if any are taken.

The Agent proposes to offer the Notes initially at a public offering price equal to the Issue Price set forth above and to certain dealers at such price less a concession not in excess of 1.00% of the principal amount of the Notes. The Agent may allow, and the dealers may reallow, a discount not in excess of 1.00% of the principal amount of the Notes on sales to certain other dealers. After the initial public offering, the public offering price and other selling terms may from time to time be varied by the Agent.

The Notes are a new issue of securities with no established trading market. Lehman Brothers Holdings has been advised by the Agent that it intends to make a market in the Notes, but it is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

The Agent has agreed that it will, to the best of its knowledge, only offer or sell the Notes in compliance with the laws and regulations in any jurisdiction applicable to such offer or sale and it has not taken and will not take any action in any jurisdiction, other than the United States, that would permit a public offering of the Notes, or possession or distribution of any prospectus or any amendment or supplement thereto or any offering or publicity material relating to the Notes, in any country or jurisdiction where action for that purpose is required.

The Agent has represented and agreed that:

* it and each of its affiliates have not offered or sold and will not offer or sell any Notes to persons in the United Kingdom prior to the expiry of the period of six months from the issue date of the Notes except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations of 1995;
* it and each of its affiliates have only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the "FSMA") received by it in connection with the issue or sale of any Notes in circumstances in which Section 21(1) of the FSMA does not apply to Lehman Brothers Holdings; and
* it and each of its affiliates have complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

The Agent has separately further agreed that the Notes may not be offered, sold, transferred or delivered in or from The Netherlands, as part of their initial distribution or as part of any re-offering, and neither this prospectus supplement, the accompanying prospectus nor any other document in respect of the offering may be distributed or circulated in The Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.

Lehman Brothers Holdings has agreed to indemnify the Agent against certain liabilities under the Securities Act of 1933, as amended, as described in the accompanying Prospectus Supplement.

Capitalized terms used herein without definition have the meanings ascribed to them in the Prospectus Supplement and Prospectus.


Lehman Brothers Holdings Inc.


By:      /s/   Paolo Tonucci
Name:    Paolo Tonucci
Title:   Authorized Officer